EXHIBIT 2

                 STOCK PURCHASE AND SALE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of the _____ day of May, 2005, by and between Roscoe Moss Jr., trustee of the Roscoe Moss Jr Revocable Trust UA 03/24/82 (the "Seller"), and George E. Moss, as trustee of the Third Amended and Restated George Edward Moss Revocable Trust dated August 18, 1982 and as trustee of the John Kimberly Moss Trust dated October 24, 1991, and Nancy O. Moss, as trustee of the Nancy O. Moss Revocable Trust dated January 31, 2002 (together with George E. Moss, the "Purchasers"). The Seller and the Purchasers are referred to collectively herein as the parties.

     WHEREAS, the Seller holds certain shares of Common Stock of SJW Corp., a California corporation (the "Company"), including without limitation 440,000 shares of Common Stock represented by stock certificate number SFU5958 (the "Certificate").

     WHEREAS, the Seller desires to sell one hundred forty thousand (140,000) shares of Common Stock of the Company (the "Shares") to the Purchasers and the Purchasers desire to purchase the Shares from the Seller at a price of $36.00 per Share.

     NOW, THEREFORE, in consideration of the premises and mutual covenants and obligations hereinafter set forth, the parties hereto agree as follows:

1. Sale of Shares. On the terms and subject to the conditions set forth in this Agreement, upon execution of this Agreement, the Seller shall sell and deliver to each of the Purchasers, and each of the Purchasers shall purchase and accept from the Seller, the number of Shares set forth opposite the name of each of the Purchasers on Exhibit A hereto for $36.00 per Share and for the aggregate purchase price of $5,040,000.00 (the "Purchase Price").

2. Closing. Upon execution of this Agreement, the Purchasers shall deliver to the Seller the Purchase Price by wire transfer of immediately available funds to Seller in accordance with the wire instructions set forth on Exhibit B hereto, and the Seller shall deliver to the Purchasers the Certificate representing the Shares, accompanied by a duly executed stock transfer power authorizing the transfer of the number of Shares purchased by each Purchaser to such Purchaser, as set forth on Exhibit A hereto.

3. Representations and Warranties of Seller. The Seller hereby represents and warrants to the Purchasers that:

    3.1 Requisite Power and Authority. The Seller has all necessary power and authority to execute and deliver this Agreement and to carry out its provisions. All action on the Seller's part required for the execution and delivery of this Agreement has been taken. Upon its execution and delivery, this Agreement will be valid and binding obligations of the Seller, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, and (b) as limited by general principles of equity that restrict the availability of specific performance, injunctive relief or other equitable remedies.

     3.2 Title to Shares. The Seller owns of record and beneficially all of the Shares, free and clear of all liens, encumbrances and third party claims of any kind and any other security interest or preferential arrangement of any kind (collectively, the "Liens"). Good, marketable and unencumbered title to the portion of the Shares to be acquired by each of the Purchasers shall pass to such Purchaser upon consummation of the transactions contemplated hereby and such Shares shall be free and clear of all Liens.

    3.3 Compliance with Other Instruments. The execution, delivery and performance by the Seller of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with or result in any violation of any law, regulation or rule, or any order of, or any restriction imposed by, any court or other governmental agency applicable to the Seller, or (ii) conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any agreement or instrument to which the Seller is a party or by which Seller or any of Seller?s assets or the Shares may be bound or affected.

    3.4 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Seller is required in connection with the execution, delivery or performance of this Agreement by the Seller or the consummation by Seller of the transactions contemplated hereby.

    3.5 Litigation. There are no losses, actions, suits, proceedings, claims, complaints, disputes, arbitrations or investigations (collectively, "Claims") pending or, to the knowledge of Seller, threatened, at law, in equity, in arbitration or before any governmental authority affecting for Shares or the Seller's rights thereto or the Seller's ability to consummate the transactions contemplated by this Agreement.

    3.6 Broker's, Finder's or Similar Fees. There are no brokerage commissions, finder's fees or similar fees or commissions payable by Seller in connection with the transactions contemplated hereby.

4. Representations and Warranties of the Purchaser. Each of the Purchasers hereby represents and warrants with respect to himself or herself only to the Seller that:

     4.1 Requisite Power and Authority. Such Purchaser has all necessary power and authority to execute and deliver this Agreement and to carry out its provisions. All action on such Purchaser's part required for the execution and delivery of this Agreement has been taken. Upon its execution and delivery, this Agreement will be valid and binding obligations of such Purchaser, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, and (b) as limited by general principles of equity that restrict the availability of specific performance, injunctive relief or other equitable remedies.

    4.2 Compliance with Other Instruments. The execution, delivery and performance by such Purchaser of this Agreement does not, and the consummation of the transactions contemplated hereby will not (i) conflict with or result in any violation of any law, regulation or rule, or any order of, or any restriction imposed by, any court conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any agreement or instrument to which such Purchaser is a party or by which such Purchaser's assets may be bound or affected.

    4.3 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of such Purchaser is required in connection with the execution, delivery or performance of this Agreement by such Purchaser or the consummation by such Purchaser of the transactions contemplated hereby.

    4.4 Litigation. There are no Claims pending or, to the knowledge of such Purchaser, threatened, at law, in equity, in arbitration or before any governmental authority affecting such Purchaser's ability to consummate the transactions contemplated by this Agreement.

    4.5 Broker's, Finder's or Similar Fees. There are no brokerage commissions, finder's fees or similar fees or commissions payable by such Purchaser in connection with the transactions contemplated hereby.

    4.6 Accredited Investor. Such Purchaser is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the
"Securities Act").

    4.7 Investment Intent. Such Purchaser is purchasing the Shares for his or her own account, for investment purposes only and has no current arrangements or understandings for the resale or distribution to others and will only resell such Shares or any part thereof pursuant to a registration or an available exemption under applicable law.

    4.8 Restrictions on Transfer. Such Purchaser acknowledges that the offer and sale of the Shares have not been registered under the Securities Act or the securities laws of any state or other jurisdiction, and that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act, and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state laws or an exemption from such registration is available.

    4.9 Access to Information. Such Purchaser has had an opportunity to discuss the Company's business, management and financial affairs with the Company's management and the opportunity to inspect Company facilities and such books and records and material contracts as such Purchaser deemed necessary to its determination to purchase the Shares.

    4.10 Offer and Sale. Such Purchaser was not offered or sold the Shares, directly or indirectly, by means of any form of general solicitation or general advertisement, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over television or radio or (ii) any seminar or other meeting whose attendees had been invited by general solicitation or general advertising.

5. Legends. Seller and the Purchasers agree to jointly request that the Company cause the certificates representing the Shares acquired by the Purchasers to bear a legend substantially similar to the legend set forth below in addition to any other legend that may be required by applicable law, by the Articles of Incorporation or Bylaws of the Company, as the same may be amended from time to time:

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND REGISTRATION OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS, OR (B) IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND REGISTRATION OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS."

6.  Miscellaneous.

    6.1 Binding Effect; Governing Law. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement shall be governed and interpreted under the laws of the State of California without regard to principles of conflict of laws.

    6.2 Nondisclosure. Neither the Purchasers nor the Seller shall issue any press release or make any other public disclosure (including disclosure to public officials) with respect to this Agreement or the transactions contemplated by this Agreement, except as required by law, without the prior approval of the other party, which approval shall not be unreasonably withheld.

    6.3 Notice. Unless otherwise provided, any notice under this Agreement shall be given in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) upon confirmation of receipt by fax by the party to be notified, (c) one business day after deposit with a reputable overnight courier, prepaid for overnight delivery and addressed as set forth below, or (d) three days after deposit with the United States Post Office, postage prepaid, registered or certified with return receipt requested and addressed to the party to be notified at the address indicated below, or at such other address as such party may designate by 10 days' advance written notice to the other party given in the foregoing manner.

    If to the Purchaser, as set forth on Exhibit A.

    If to Seller:

                 Roscoe Moss Jr., trustee of the Roscoe Moss Jr.
                 Revocable Trust UA 03/24/82
                 c/o Roscoe Moss Manufacturing Company
                 4360 Worth Street
                 Los Angeles, CA  90063
                 Fax:  ----------------

    6.4 Amendments. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against any party hereto unless such modification, amendment or waiver is approved in writing by each party hereto. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

    6.5 Failure to Pursue Remedies. The failure of any party to seek redress for violation of, or to insist upon the strict performance of, any provision of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

    6.6 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, including counterparts transmitted by telecopier or telefax, each of which when so executed and delivered shall be taken to be an original;
but such counterparts shall together constitute one and the same document.

    6.7 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings.

6.8  Third Party Beneficiary.  The Purchasers agree that the
Company may rely upon the representations and warranties of the Purchasers in Sections 4.6, 4.7, 4.8, 4.9 and 4.10.

               (This space intentionally left blank.)


     IN WITNESS WHEREOF, the parties
hereto have duly executed this Agreement as of the date first stated above.


SELLER:
------


/s/ Roscoe Moss Jr.
------------------------
Roscoe Moss Jr., trustee of the Roscoe Moss Jr
Revocable Trust UA 03/24/82



PURCHASER:
---------


/s/ George E. Moss
------------------------
George E. Moss, as trustee of the Third
Amended and Restated George Edward
  Moss Reovcable Trust dated August 18, 1982


/s/ Nancy O. Moss
------------------------
Nancy O. Moss, as trustee of the Nancy O.
   Moss Revocable Trust dated January 31,
   2002


/s/ George E. Moss
------------------------
George E. Moss, as trustee of the John Kimberly
   Moss Trust dated October 24, 1991





                           EXHIBIT A


  Purchaser and Notice Information                    Shares
  --------------------------------                    ------

George E. Moss, as trustee of the Third                80,000
  Amended and Restated George Edward Moss
  Revocable Trust dated August 18, 1982
c/o Roscoe Moss Manufacturing Company
4360 Worth Street
Los Angeles, CA  90063
Fax: 323.263.4497

Nancy O. Moss, as trustee of the Nancy O. Moss         20,000
  Revocable Trust dated January 31, 2002
c/o Roscoe Moss Manufacturing Company
4360 Worth Street
Los Angeles, CA  90063
Fax: 323.263.4497

George E. Moss, as trustee of the John Kimberly        40,000
  Moss Trust dated October 24, 1991
c/o Roscoe Moss Manufacturing Company
4360 Worth Street
Los Angeles, CA  90063
Fax: 323.263.4497